Bebuzee Limited

Company Number: 08289019

Registered Address: 30 Avenue Road, Bournemouth, BH2 SSL, United Kingdom

17th November 2015

David W. Berk.us

1430 Glencoe Drive Arcadia

CA 91006

USA

Private and Confidential

Dear David,

J write to offer you an appointment as a Non-Executive Director of Bebuzee Limited ("the Company") with effect from 23 November 2015. Please note that a meeting of the Company's Nomination Committee will take place shortly after receipt of the copy of this letter signed by you in order to ratify your appointment. In accordance with the recommendations of the Combined Code on Corporate Governance this letter also lists your duties, terms of appointment and remuneration. It is agreed between us that this is a contract for services and is not a contract of employment.

1Appointment

1.1    Subject to the remaining provisions of this letter, your appointment is for an initial term of three years commencing on 23 November 2015 unless terminated earlier by either party giving to the other party by one month's written notice.

1.2    Your appointment is subject to the articles of association. Nothing in this letter shall be taken to exclude or vary the terms of the articles of association as they apply to you as a director of the Company. Your continued appointment as non-executive director is subject to election by the Company's shareholders at the AGM and to re election at any subsequent AGM at which either the articles of association of the Company require, or the Board resolves, that you stand for re-election.

If the shareholders do not re-elect you as a director, or you are retired from office under the articles of association, your appointment shall terminate automatically, with immediate effect and without compensation.

1.3    Continuation of your contract of appointment is also contingent on satisfactory performance and any relevant statutory provisions relating to the removal of a director.

1.4    Non-executive directors are typically expected to serve two three-year terms but may be invited by the Board to serve for an additional period. Any term renewal is subject to Board review and AGM re- election. Notwithstanding any mutual expectation, there is no right to re-nomination by the Board, either annually or after any three•year period.

1.5   You may be required to serve on one or more committees of the Board. You will be provided with the relevant terms of reference on your appointment to such a committee.

1.6     Notwithstanding paragraphs 1.1-1.5, we may terminate your appointment with immediate effect if you:

(a)	commit a material breach of your obligations under this letter; or

(b) commit any serious or repeated breach or non-observance of your obligations to the Company

(which include an obligation not to breach your duties to the Company, whether statutory, fiduciary or common-law); or

(c)   are guilty of any fraud or dishonesty or acted in a manner which, in the opinion of the Company acting reasonably, brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company; or

(d)   are convicted of any arrestable criminal offence [other than an offence under road traffic legislation in the UK or elsewhere for which a fine or non custodial penalty is imposed); or

(e)    are declared bankrupt or have made an arrangement with or for the benefit of your creditors; or

(f)	are disqualified from acting as a director.

1.7  On termination of your appointment, you shall at the request of the Company resign from your office as a director of the Company

1.8  If there are matters which arise which cause you concern about your role you should discuss them with me. If you have any concerns which cannot be resolved, and you choose to resign for that, or any other, reason, you should provide an appropriate written statement to me for circulation to the Board.

2	Time commitment

2.1     You will be expected to devote such time as is necessary for the proper performance of your duties and you should be prepared to spend at least 1 day per month on company business after the induction phase. This is based on preparation for, attendance at and the performance of tasks relating to:

•	scheduled Board meetings
•	the AGM
•	meetings of the non-executive directors
•	meetings with shareholders
•	updating meetings/training
•	meetings as part of the Board evaluation process should that be required
•	support and professional advice to the Chairman/Chief Executive/Board
•	raising funding rounds for the business

Meetings may Involve you in some overseas travel. Unless urgent and unavoidable circumstances prevent you from doing so, it is expected that you will attend the meetings outlined above.

2.2  The nature of the role makes it impossible to be specific about the maximum time commitment, and there is always the possibility of additional time commitment in respect of preparation time and ad hoc matters, which may arise from time to time, and particularly when the Company Is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee or shareholder meetings.

2.3   The average time commitment stated in 2.1 will increase should you become a committee member or chair, or if you are given additional responsibilities, such as being appointed the Senior Independent Director, or non-executive director on the boards of any of the Company's subsidiaries. Details of the expected increase in time commitment will be covered in any relevant communication confirming the additional responsibility.

2.4 By accepting this appointment you undertake that, taking into account all other commitments you may have, you are able to, and will, devote sufficient time to your duties as a non-executive director.

3	Duties

3.1    You will be expected to perform your duties, whether statutory, fiduciary or common-law, faithfully, efficiently and diligently to a standard commensurate with both the functions of your role and your knowledge, skills and experience.

3.2   You will exercise your powers in your role as a non-executive director having regard to relevant obligations under prevailing law and regulation, including the Companies Act 2006, the UK Corporate Governance Code and associated guidance. You are also required to comply with the requirements of the Securities and Exchange Commission and any stock exchange the company's shares become listed with.

3.3    You will have particular regard to the general duties of directors as set out in Part 10, Chapter 2 of the UK Companies Act 2006, including the duty to promote the success of the company:

"A director of a company must act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole, and in doing so have regard (amongst other matters) to -

(a) the likely consequences of any decision in the long term, (b} the interests of the company's employees,

(c)    the need to foster the company's business relationships with suppliers, customers and others,

(d)	the impact of the company's operations on the community and the environment,

(e)    the desirability of the company maintaining a reputation for high standards of business conduct, and

(f)	the need to act fairly as between members of the company.

3.4     You will have particular regard to the FRC's UK Corporate Governance Code (the code) and associated Guidance on Board Effectiveness in respect of the role of the non- executive director.

In your role as non-executive director you will be required to:

•  constructively challenge and help develop proposals on strategy;

•  scrutinize the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

•  satisfy yourself on the integrity of financial information and that financial controls and systems of risk management are robust and defensible;

•  determine appropriate levels of remuneration of executive directors and have a prime role in appointing and, where necessary, removing executive directors, and in succession planning;

•	devote time to developing and refreshing your knowledge and skills;

•  uphold high standards of integrity and probity and support me and the other directors in instilling the appropriate culture, values and behaviours in the boardroom and beyond;

•  insist on receiving high-quality information sufficiently in advance of board meetings; and

•  take into account the views of shareholders and other stakeholders where appropriate.

3.5     You will be required to exercise relevant powers under, and abide by, the Company's articles of association.

3.6	You will be required to exercise your powers as a director in accordance with the Company's policies and procedures.

3.7    You will disclose any direct or indirect interest which you may have in any matter being considered at a board meeting or committee meeting and, save as permitted under the articles of association, you will not vote on any resolution of the Board, or of one of its committees, on any matter where you have any direct or indirect interest.

3.8    You will immediately report to me your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee or director of which you become aware.

3.9     Unless specifically authorised to do so by the Board, you will not enter into any legal or other commitment or contract on behalf of the Company.

4	Remuneration and expenses

4.1	The annual fee rate as at the date of this letter is USD $50,000 gross per annum, paid quarterly in arrears. In addition to this you will be granted USD $300,000 of stock in the Company on each anniversary of your appointment. The number of shares allocated will be calculated based on the proposed {IPO} offering price per share, currently $1.75, or the market value of the shares as at the anniversary date, which ever is the greater. This fee covers all duties, including service on any board committee or company subsidiary, with the exception of committee chairmanships and certain additional responsibilities, such as taking on the role of Senior Independent Director.

4.2	All fees will be paid gross through bank transfer and are subject to income tax and other statutory deductions in your country of residence for tax purposes.

4.3	Fees will be subject to a periodic review by the Board.

4.4	The Company will reimburse you for all reasonable and properly-documented expenses you incur In performing the duties of your office. The procedure and other guidance in respect of expense claims is available upon request.

4.5  On termination of the appointment you shall only be entitled to such fees as may have accrued to the date of termination, together with reimbursement In the normal way of any expenses properly incurred prior to that date.

5	Independence and outside interests

5.1   The Board of the Company has determined you to be independent, taking account of the guidance contained in 8.1.1 of the UK Corporate Governance Code.

5.2	You have already disclosed to the Board the significant commitments you have outside this role. You must inform me In advance of any changes to these commitments. In certain circumstances the agreement of the Board may have to be sought before accepting further commitments which either might give rise to a conflict of interest or a conflict of any of your duties to the Company, or which might impact on the time that you are able to devote to your role at the Company.

5.3   It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. In the event that you become aware of any further potential or actual conflicts of interest, these should be disclosed to me and the Company Secretary as soon as they become apparent and, again, the agreement of the Board may have to be sought.

6	Confidentiality

6.1   You acknowledge that all information acquired during your appointment is confidential to the Company and should not be released, communicated, nor disclosed either during your appointment or following termination (by whatever means), to third parties without my prior clearance.

6.2  This restriction shall cease to apply to any confidential information which may (other than by reason of your breach) become available to the public generally.

6.3  You acknowledge the need to hold and retain company information (in whatever format you may receive it) under appropriately secure conditions.

6.4   You hereby waive all rights arising by virtue of Chapter IV of Part I of the Copyright Designs and Patents Act 1988 in respect of all copyright works created by you in the course of performing your duties hereunder.

7	Price sensitive information and dealing In the Company's shares

7.1   Should the company's securities become listed at any time your attention is drawn to the requirements under both law and regulation regarding the disclosure of price sensitive information, and in particular to the relevant legislation on insider dealing. You should avoid making any statements that might risk a breach of these requirements. If in doubt please contact me or the Company Secretary.

7.2  During your period of appointment you are required to comply with the provisions of the relevant Code ln relation to dealing in the Company's listed securities should they become listed at any time.

8	Induction

8.1           Immediately after appointment, the Company wlll provide a comprehensive, formal and tailored induction. You will be expected to make yourself available during your first year of appointment for the purposes of the induction.

9	Review process

9.1       The performance of individual directors and the whole Board and its committees may be evaluated annually.

10 Training

10.1 On an ongoing basis, and further to the annual evaluation process, we will make arrangements for you to develop and refresh your skills and knowledge in areas which we mutually identify as being likely to be required, or of benefit to you, in carrying out your duties effectively. You should endeavour to make yourself available for any relevant training sessions which may be organised for the Board.

11Insurance and Indemnity

11.1 The Company has directors' and officers' liability insurance in place and it is Intended to maintain such cover for the full term of your appointment. You have been informed of the current indemnity limit, on which the Board is updated from time to time. Other details of the cover are available from the Company Secretary.

11.2 You will also be granted a deed of indemnity by the Company.

12 Independent professional advice

12.1 Circumstances may occur when it will be appropriate for you to seek advice from independent advisers at the Company's expense. A copy of the Board's agreed procedure under which directors may obtain independent advice will be provided by the Company Secretary. The Company will reimburse the reasonable cost of expenditure incurred by you in accordance with its policy.

13 Changes to personal details

13.1 You shall advise the Company Secretary promptly of any change in address or other personal contact details.

14 Return of property

14.1 Upon termination of your appointment with the Company (for whatever cause), you shall deliver to the Company all documents, records, papers or other company property which may be in your possession or under your control, and which relate in any way to the business affairs of the Company, and you shall not retain any copies thereof.

15 Non-compete clause

15.1 By countersignature of this letter and in consideration for the fees payable to you under the terms of this letter, you now agree that you will not (without the previous consent in writing of the Company), for the period of six months immediately after the termination of your office, whether as principal or agent and whether alone or jointly with, or as a director, manager, partner, shareholder, employee or consultant of, any other person, carry on or be engaged, concerned or interested in any business which is similar to or competes with any business being carried on by the Company

16	Data protection

16.1   By signing this letter you consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) including, as and when appropriate:

(a) information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness to perform your duties;

(b)  information about you that may be relevant to ensuring equality of opportunity and treatment in line with the Company's equal opportunities policy and in compliance with equal opportunities legislation; and

(c)	information relating to any criminal proceedings in which you have been involved,

for insurance purposes and in order to comply with legal requirements and obligations to third parties.

You consent to the transfer of such personal information to other offices the Company may have or to other third parties, whether or not outside the European Economic Area, for administration purposes and other purposes in connection with your appointment, where it is necessary or desirable for the Company to do so.

16.2 You will comply at all times with the Company's data protection policy, a copy of which will be provided to you.

17	Rights of third parties

17.1           The Contracts (Rights of Third Parties) Act 1999 shall not apply to this letter. No person other than you and the Company shall have any rights under this letter and the terms of this letter shall not be enforceable by any person other than you and the Company,

18	Law

18.1             Your engagement with the Company is governed by and shall be construed in accordance with the laws of the United Kingdom and your engagement shall be subject to the jurisdiction of the courts of England and Wales.

18.2            This letter constitutes the entire terms and conditions of your appointment and no waiver or modification thereof shall be valid unless in writing and signed by the parties hereto.

If you are willing to accept these terms of appointment, please confirm your acceptance by signing and returning to me the enclosed copy of this letter.

Yours sincerely,

Mr. Joseph Onyero

Chairman

/s/Joseph Onyero

I confirm and agree to the terms of my appointment as a non-executive director of Bebuzee Limied as set out in this letter.

/s/David W. Berkus

David W. Berkus

23 Nov. 2015 Date